                       For Immediate Release

        Media Contact:                 Investor Contact:
        Eric Boomhower               John Winn
        (803) 217-7701             (803) 217-9240
        eboomhower@scana.com         jwinn@scana.com

SCANA Reports Fourth Quarter and Full Year 2005
Financial Results, Provides 2006 Earnings Guidance

Columbia, SC, February 10, 2006...SCANA Corporation (NYSE: SCG) today reported financial results for the fourth quarter and full year 2005 and announced earnings guidance for 2006.

FULL YEAR FINANCIAL RESULTS

For the year ended December 31, 2005, SCANA’s reported earnings were $320 million, or $2.81 per share, compared to $257 million, or $2.30 per share, in 2004. Excluding certain items listed in the table below, SCANA’s GAAP-adjusted net earnings from operations for 2005 were $316 million, or $2.78 per share, compared to $298 million, or $2.67 per share, in 2004.

“We are certainly pleased with our overall earnings improvement in 2005 and that these earnings from our electric and natural gas businesses were within the authorized returns set by the various regulatory authorities that oversee our operations,” said Kevin Marsh, senior vice president and chief financial officer.

SCANA’s reported earnings are prepared in accordance with Generally Accepted Accounting Principles (GAAP). SCANA’s management believes that, in addition to reported earnings under GAAP, the GAAP-adjusted net earnings from operations provides a meaningful representation of the Company’s fundamental earnings power and can aid in performing period-over-period financial analysis and comparison with peer group data. In management’s opinion, the GAAP-adjusted net earnings from operations is a useful indicator of the financial results of the Company’s primary businesses. This measure is also a basis for management’s provision of earnings guidance and growth projections, and it is used by management in making resource allocation and other budgetary and operational decisions. This non-GAAP performance measure is not intended to replace the GAAP measure of net earnings, but is offered as a supplement to it. A reconciliation of reported (GAAP) earnings per share to GAAP-adjusted net earnings from operations per share for the three months and twelve months ended December 31, 2005 and 2004 is provided in the following table:
	3 Months Ended		12 Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Reported (GAAP) Earnings per Share	$.65	$.37	$2.81	$2.30

Add:
Impairment Charge on Knology Investment	--	--	--	.13
Loss on Sale of Knology Investment	--	.08	--	.08
Loss on Sale of ITC^DeltaCom Investment	--	.06	--	.06
Charge Related to Pending Litigation	--	--	--	.10

Deduct:
Gain on Sale of ITC Holding Company Investment	--	--	(.03)	--

GAAP-Adjusted Net Earnings From Operations per Share	$.65	$.51	$2.78	$2.67

“The financial results we achieved in 2005 reflect another year of dedicated performance by our employees, who continued to focus on cost control while providing our customers with safe, reliable sources of energy and great service,” said Marsh. “SCANA’s 2005 GAAP-adjusted net earnings from operations of $2.78 per share were up 4.1 percent from $2.67 per share in 2004 and in-line with our guidance for the year.”

The improvement in SCANA’s 2005 GAAP-adjusted net earnings from operations per share was attributable to higher margins on sales of electricity and natural gas, which more than offset increases in operation and maintenance expenses, depreciation and interest expense and dilution associated with the issuance of new shares of common stock through the Company’s stock plans. Proceeds from the issuance of new common shares are being applied to debt reduction. The higher electric margin was attributable to customer growth, off-system sales and to a 2.89 percent retail electric rate increase that was effective in January 2005. That rate increase was largely associated with recovering the annual capital and operating costs of the 875-megawatt Jasper Generating Station, which began commercial operation in May 2004. The higher consolidated natural gas margin was primarily attributable to customer growth in the Company’s regulated natural gas distribution businesses in South Carolina and North Carolina and to slightly improved margins in the Company’s retail natural gas marketing business in Georgia.

Retail kilowatt-hour (kwh) sales of electricity in 2005 were up about 1 percent compared to 2004. Residential sales were up 2.3 percent and commercial sales increased 1.9 percent. Industrial sales were down 1.6 percent for the year. Total kwh sales, which include wholesale sales, were up 0.4 percent for the year. The Company was serving approximately 610,000 customers at December 31, 2005, a 3.1 percent increase compared to year-end 2004.

Retail dekatherm (dt) sales of natural gas in 2005 were also up about 1 percent compared to 2004. Residential and industrial sales were up 1.9 percent and 1.4 percent, respectively, while commercial sales declined 2.8 percent. Total dt sales of natural gas, which include sales for resale and transportation volumes, were up 4.2 percent for the year. The number of natural gas customers in the Company’s three-state service area increased 2.6 percent to approximately 1.2 million at year-end 2005.

FOURTH QUARTER FINANCIAL RESULTS

For the fourth quarter of 2005, SCANA’s reported earnings were $74 million, or $.65 per share, compared to $42 million, or $.37 per share, for the fourth quarter of 2004. GAAP-adjusted net earnings from operations for the fourth quarter of 2004, which exclude losses associated with the monetization and valuation of the company’s telecommunications assets totaling $15 million, or $.14 per share, were $57 million, or $.51 per share.

“The $.14 per share improvement in fourth quarter GAAP-adjusted net earnings per share from operations was primarily attributable to higher margins on sales of electricity and natural gas, which more than offset higher expenses,” said Marsh. “Increased sales of electricity driven by colder weather and customer growth, off-system sales and the higher retail electric rates contributed to the improved electric margin. The increase in the consolidated natural gas margin for the quarter was primarily attributable to customer growth and colder weather.”

Retail kilowatt-hour sales of electricity in the fourth quarter of 2005 were up 3.7 percent compared to the fourth quarter of 2004. Driven by weather that was 11 percent colder than the previous year and 5 percent colder than normal, sales to residential customers were up 10.2 percent compared to the fourth quarter of 2004. Commercial sales rose 3.8 percent while industrial sales declined 2.8 percent. Total sales of electricity for the quarter were up 3.0 percent compared to the fourth quarter of 2004.

Retail dekatherm sales of natural gas in the fourth quarter of 2005 were up 2.4 percent compared to the same quarter last year. Sales to residential customers were up 9.4 percent, primarily reflecting the colder weather. Commercial sales rose 7.3 percent while industrial sales were down 5.1 percent. As a result of decreased sales for resale and transportation volumes, total dekatherm sales of natural gas in the fourth quarter of 2005 were relatively unchanged compared to the same quarter in 2004.

In October 2005, the Public Service Commission of South Carolina approved a $22.9 million, or 5.69 percent, increase in retail natural gas base rates for South Carolina Electric & Gas Company (SCE&G), effective with the first billing cycle in November 2005. “This rate increase, which contributed about $.02 per share to fourth quarter earnings, was the first increase in SCE&G’s natural gas base rates since 1989,” said Marsh. “The new rates allowed us to begin recovering capital and operating costs associated with expanding and operating SCE&G’s natural gas system over the last 16 years. The Commission’s order authorized a return on common equity of 10.25 percent, which will provide us the opportunity to earn a reasonable return on our gas assets and support the additional capital investments necessary to meet future growth in our natural gas service territory.”

Marsh noted that the utility commissions in North Carolina and South Carolina approved several increases in the cost of gas component of retail natural gas rates for PSNC Energy and SCE&G in the fourth quarter of 2005 that allowed those companies to recover substantial increases in the cost of wholesale natural gas, due in part to supply disruptions caused by damage to production and distribution facilities from Hurricanes Katrina and Rita. Although neither company earns a profit on the cost of gas component of rates, such adjustments allow recovery of higher fuel costs on a timely basis.

“In January and February 2006, we were able to lower the cost of gas component of rates for our natural gas customers in both states,” said Marsh. “Those rate reductions reflected a decrease in the wholesale price of natural gas due primarily to unseasonably mild weather in late December 2005 and January 2006. Our variable natural gas rates in Georgia have also trended downward for the same reason.”

FINANCIAL RESULTS BY MAJOR LINES OF BUSINESS

South Carolina Electric & Gas Company

SCANA’s principal subsidiary reported 2005 full year earnings of $256 million, or $2.25 per share, compared to $235 million, or $2.11 per share, in 2004. For the fourth quarter of 2005, SCE&G reported earnings of $60 million, or $.52 per share, compared to $40 million, or $.36 per share in the same quarter in 2004. The year-over-year earnings improvement was attributable primarily to higher electric margins resulting from customer growth, off-system sales and the retail rate increase that was effective in January 2005. The improvement in fourth quarter earnings was due to these same factors as well as colder weather. These positive factors more than offset increases in expenses and share dilution. At year-end 2005, SCE&G was serving approximately 610,000 electric and 292,000 natural gas customers, representing increases of 3.1 percent and 2.5 percent, respectively, over the past year.

PSNC Energy

SCANA’s North Carolina-based natural gas distribution business reported earnings in 2005 of $26 million, or $.23 per share, compared to $24 million, or $.21 per share, in 2004. The improvement was due primarily to a higher sales margin driven by customer growth. During 2005, PSNC’s customer base increased by 4 percent to approximately 425,500 at year-end.

Reported earnings in the fourth quarter of 2005 were $9 million, or $.08 per share, compared to $11 million, or $.10 per share, in the fourth quarter of 2004. That decline was primarily attributable to increased operating and maintenance expenses.

South Carolina Pipeline Corporation

The Company’s intrastate natural gas transmission business had reported earnings in 2005 of $10 million, or $.09 per share, unchanged compared to 2004. Reported earnings for the fourth quarter of 2005 were $2 million, or $.02 per share, also unchanged compared to the same period in 2004.

SCANA Energy - Georgia

SCANA’s retail natural gas marketing business in Georgia recorded earnings of $24 million, or $.21 per share, in 2005, compared to $29 million, or $.26 per share, in 2004. Earnings in the fourth quarter of 2005 were $4 million, or $.03 per share, compared to $6 million, or $.05 per share in 2004. The decline in earnings in both periods was attributable to higher operating and customer service expenses and increased marketing costs, which more than offset a slightly higher sales margin. At year- end 2005, SCANA Energy was serving more than 475,000 customers, maintaining its position as the second largest natural gas marketer in Georgia with a market share of about 30 percent.

Corporate and Other

Reported earnings for SCANA’s corporate and other businesses, which include Primesouth, SCANA Communications, ServiceCare, SCANA Energy Marketing, SCG Pipeline, SCANA Services and the holding company, were $3 million, or $.03 per share, in 2005, compared to a loss of $41 million, or $.37 per share, in 2004. Excluding from reported earnings the impact of the monetization and valuation of the Company’s telecommunications investments in both periods and the charge in 2004 related to pending litigation associated with the sale of the Company’s propane assets, these companies recorded breakeven results in 2005, unchanged compared to 2004.

For the fourth quarter of 2005, these businesses reported breakeven results, compared to a reported loss of $18 million, or $.16 per share, in the same quarter in 2004. Excluding from the prior year’s reported earnings the impact of the monetization and valuation of the Company’s telecommunications investments, these businesses recorded a GAAP-adjusted net loss from operations in the fourth quarter of 2004 of $3 million, or $.02 per share.

EXPLANATION OF ITEMS INCLUDED IN REPORTED (GAAP) EARNINGS BUT EXCLUDED FROM GAAP-ADJUSTED NET EARNINGS FROM OPERATIONS

In May 2005, SCANA received approximately $6 million (pre-tax) from the prior sale of its investment in ITC Holding Company. These additional sales proceeds had been held in escrow pending resolution of certain contingencies and resulted in the recording of a net after-tax gain of approximately $4 million, or $.03 per share, in the second quarter of 2005.

In the third quarter of 2004, the Company recorded an after-tax, non-cash impairment of approximately $15 million, or $.13 per share, related to the valuation of its investment in Knology, a regional telecommunications provider headquartered in West Point, Georgia, and an after-tax charge of $11 million, or $.10 per share, related to pending litigation associated with the sale of the Company’s propane assets in 1999. In the fourth quarter of 2004, the Company recorded a loss of approximately $9 million, or $.08 cents per share, on the sale of its investment in Knology, and a loss of approximately $6 million, or $.06 cents per share, from the sale of its investment in ITC^DeltaCom, a provider of telecommunications services in the Southeast.

2006 EARNINGS OUTLOOK

For 2006, the Company estimates that earnings will be in the range of $2.80 - $2.95 per share.
This guidance assumes normal weather in the Company’s electric and natural gas service areas and excludes any potential gains or losses from litigation, changes in accounting policies or sales of certain assets. Other factors that may impact future earnings are discussed in the Company’s Securities and Exchange Commission filings.

CONFERENCE CALL NOTICE

SCANA will host its quarterly conference call for security analysts at 10:00 a.m. Eastern Time today. The call-in numbers for the conference call are 1-800-299-7635 (US/Canada) and 1-617-786-2901 (International). The event code is 80139024. Participants should call in 5 to 10 minutes prior to the scheduled start time. A tape recording of the conference call will be available approximately 2 hours after conclusion of the call through February 24, 2006. The telephone replay numbers are 1-888-286-8010 (US/Canada) and 1-617-801-6888 (International). The event code for the telephone replay is 42650334.

All interested persons, including investors, media and the general public, may listen to a live web cast of the conference call at the Company’s web site at www.scana.com . Participants should go to the web site at least 5 to 10 minutes prior to the call start time and follow the instructions. A replay of the web cast will be available on the Company’s web site approximately 2 hours after conclusion of the call through February 24, 2006.

PROFILE

SCANA Corporation, a Fortune 500 company headquartered in Columbia, SC, is an energy-based holding company principally engaged, through subsidiaries, in electric and natural gas utility operations and other energy-related businesses. The Company serves approximately 610,000 electric customers in South Carolina and more than one million natural gas customers in South Carolina, North Carolina and Georgia. Information about SCANA and its businesses is available on the Company’s website at www.scana.com.

SAFE HARBOR STATEMENT

Statements included in this press release which are not statements of historical fact are intended to be, and are hereby identified as, "forward-looking statements" for purposes of the safe harbor provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and that actual results could differ materially from those indicated by such forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, but are not limited to, the following: (1) that the information is of a preliminary nature and may be subject to further and/or continuing review and adjustment, (2) regulatory actions or changes in the utility and nonutility regulatory environment, (3) current and future litigation, (4) changes in the economy, especially in areas served by the Company's subsidiaries, (5) the impact of competition from other energy suppliers, including competition from alternate fuels in industrial interruptible markets, (6) growth opportunities for the Company's regulated and diversified subsidiaries, (7) the results of financing efforts, (8) changes in the Company's accounting policies, (9) weather conditions, especially in areas served by the Company's subsidiaries, (10) performance of the Company's pension plan assets, (11) inflation, (12) changes in environmental regulations, (13) volatility in commodity natural gas markets and (14) the other risks and uncertainties described from time to time in the Company's periodic reports filed with the United States Securities and Exchange Commission. The Company disclaims any obligation to update any forward-looking statements.

###

FINANCIAL AND OPERATING INFORMATION
Condensed Consolidated Statements of Income (Millions, except per share amounts) (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
Operating Revenues:
Electric	$440	$381	$1,909	$1,688
Gas-Regulated	531	350	1,405	1,126
Gas-Non-regulated	521	322	1,463	1,071
Total Operating Revenues	1,492	1,053	4,777	3,885

Operating Expenses:
Fuel and purchased power	144	120	655	518
Gas purchased for resale	915	548	2,399	1,753
Other operation and maintenance	172	167	632	608
Depreciation and amortization (1)	87	67	510	265
Other taxes	31	33	145	145
Total Operating Expenses (1)	1,349	935	4,341	3,289

Operating Income (1)	143	118	436	596

Other Income (Expense), Net (1)	11	(11)	57	(10)

Interest Charges, Net	(52)	(51)	(212)	(202)
Income Tax (Expense) Benefit (1)	(22)	(14)	118	(123)
Earnings (Losses) from Equity
Method Investments (1)	(4)	2	(72)	3

Preferred Stock Cash Dividends of SCE&G	(2)	(2)	(7)	(7)

Net Income	$74	$42	$320	$257

Common Stock Data:
Wgt. Avg. Common Shares Outstanding	114.5	112.4	113.8	111.6
Basic & Diluted Reported Earnings Per Share	$.65	$.37	$2.81	$2.30

Note (1): In January 2005, the South Carolina Public Service Commission approved an accounting methodology which allows the Company to recover the cost of the Lake Murray back-up dam project through the application of net synthetic fuel tax credits generated from its synthetic fuel partnerships. Under this methodology, beginning January 1, 2005, the Company recognized its accumulated synthetic fuel tax credits to offset an equal amount of accelerated depreciation on the dam project, net of partnership losses and income tax benefits. Recognition of accelerated depreciation related to the back-up dam costs will continue quarterly to the extent net synthetic fuel tax credits are earned. While these entries resulted in a reduction in operating income for the three months and twelve months ended December 31, 2005, there was no impact on net income. However, the Company is allowed to record non-cash carrying costs on the unrecovered investment. The impact of these entries in the Income Statement and Balance Sheet is shown in the tables below:

Income Statement Impact:			Balance Sheet Impact:
	Q4 2005	YTD 2005		December 31, 2005
Synthetic fuel tax credits recognized	$11	$179	Dam costs incurred through 12/31/05, incl. Allowance for Funds Used During Construction (AFC)	$292
Partnership losses recognized	(5)	(76)	Carrying costs capitalized in 2005	11
Tax benefit of depreciation and partnership losses	7	111	Accelerated depreciation recognized in 2005	(214)
Accelerated depreciation recognized	(13)	(214)	Unrecovered Dam Costs at 12/31/05	$89
Impact to Net Income	$ 0_	$ 0_

Carrying costs recognized	$ 3	$11

Condensed Consolidated Balance Sheets (Millions) (Unaudited)
	December 31,
	2005	2004
ASSETS:
Utility Plant, Net	$6,729	$6,762
Other Property and Investments	226	216
Current Assets	1,446	1,147
Regulatory Assets and Deferred Debits	915	871
Total Assets	$9,316	$8,996

CAPITALIZATION AND LIABILITIES
Capitalization:
Common Equity	$2,675	$2,451
Preferred Stock	114	115
Long-term Debt, Net	2,948	3,186
Total Capitalization	5,737	5,752
Current Liabilities:
Short-Term Borrowings	427	211
Current Portion of Long-Term Debt	188	204
Other Current Liabilities	904	775
Total Current Liabilities	1,519	1,190
Regulatory Liabilities and Deferred Credits	2,060	2,054
Total Capitalization and Liabilities	$9,316	$8,996

Reported (GAAP) Earnings (Loss) per Share by Company: (Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
SC Electric & Gas	$.52	$.36	$2.25	$2.11
PSNC Energy	.08	.10	.23	.21
SC Pipeline	.02	.02	.09	.09
SCANA Energy-Georgia	.03	.05	.21	.26
Corporate and Other, Net	.00	(.16)	.03	(.37)
Reported (GAAP) Earnings per Share	$.65	$.37	$2.81	$2.30

GAAP-Adjusted Net Earnings (Loss) per Share From Operations by Company: (Unaudited)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
SC Electric & Gas	$.52	$.36	$2.25	$2.11
PSNC Energy	.08	.10	.23	.21
SC Pipeline	.02	.02	.09	.09
SCANA Energy-Georgia	.03	.05	.21	.26
Corporate and Other, Net	.00	(.02)	.00	.00
GAAP-Adjusted Net Earnings from Operations per Share	$.65	$.51	$2.78	$2.67

Variances in Reported (GAAP) Earnings (Loss) per Share (2): (Unaudited)
	Three Months Ended	Twelve Months Ended
	December 31,	December 31,

2004 Basic & Diluted Reported (GAAP) Earnings Per Share	$.37	$2.30

Variances:
Electric Margin	.19	.46
Natural Gas Margin	.07	.14
O&M Expense	(.02)	(.14)
Depreciation Expense (2)	(.03)	(.17)
Interest Expense (net of AFC)	(.01)	(.05)
Additional Shares Outstanding (Dilution)	(.01)	(.05)
Other, Net	(.05)	(.08)
Variance in GAAP-Adjusted Net Earnings Per Share From Operations	.14	.11
Gain on Sale of ITC Holding Company Investment in 2005	.00	.03
Impairment Charge on Knology Investment in 2004	.00	.13
Loss on Sale of Knology Investment in 2004	.08	.08
Loss on Sale of ITC^DeltaCom Investment in 2004	.06	.06
Charge Related to Pending Litigation in 2004	.00	.10
Variance in Reported (GAAP) Earnings per Share	.28	.51
2005 Basic & Diluted Reported (GAAP) Earnings Per Share	$.65	$2.81

Note (2): This variance analysis reflects earnings per share (EPS) components on an after-tax basis, with income tax benefits applied as per the January 6, 2005 electric rate order. See Note (1) to the
Condensed Consolidated Statements of Income.

Consolidated Operating Statistics:
Three Months Ended December 31,				Twelve Months Ended December 31,
	2005	2004	% Change	2005	2004	% Change
Electric Operations:

Sales (Million KWH):
Residential	1,813	1,645	10.2	7,634	7,460	2.3
Commercial (3)	1,693	1,631	3.8	7,047	6,916	1.9
Industrial (3)	1,591	1,638	(2.8)	6,651	6,759	(1.6)
Other	127	123	3.3	527	526	0.2
Total Retail Sales	5,224	5,037	3.7	21,859	21,661	0.9
Wholesale	791	801	(1.3)	3,282	3,370	(2.6)
Total Sales	6,015	5,838	3.0	25,141	25,031	0.4

Customers (Period-End, Thousands) (3)				610	591	3.1

Natural Gas Operations:

Sales (Thousand Dekatherms):
Residential	23,026	21,045	9.4	67,733	66,452	1.9
Commercial	13,002	12,115	7.3	39,711	40,855	(2.8)
Industrial	25,934	27,323	(5.1)	124,069	122,358	1.4
Total Retail Sales	61,962	60,483	2.4	231,513	229,665	0.8
Sales for Resale	4,221	5,141	(17.9)	16,728	12,519	33.6
Transportation Volumes	16,097	16,334	(1.5)	70,719	64,023	10.5
Total Sales	82,280	81,958	0.4	318,960	306,207	4.2

Customers (Period-End, Thousands) (3)				1,197	1,167	2.6

Note (3): The current periods reflect a reclassification and realignment of customers effective in 2005. Prior periods have been restated to conform to the current year presentation.

Weather Data - Electric Service Territory:
	Three Months Ended December 31,			Twelve Months Ended December 31,
	Actual	Percent Change		Actual	Percent Change
	2005	vs 2004	vs Normal	2005	vs 2004	vs Normal
Heating Degree Days	903	10.7	5.0	2,241	(1.9)	5.8
Cooling Degree Days	187	2.5	35.0	2,326	(3.7)	0.6

Security Credit Ratings (as of 02/10/06):
	Standard & Poor’s	Moody’s	Fitch
SCANA Corporation:
Corporate / Issuer Rating	A-	A3	-
Senior Unsecured	BBB+	A3	A-
Outlook	Stable	Negative	Stable

South Carolina Electric & Gas Company:
Corporate / Issuer Rating	A-	A2	-
Senior Secured	A-	A1	A+
Senior Unsecured	BBB+	A2	A
Commercial Paper	A-2	P-1	F1
Outlook	Stable	Negative	Stable

PSNC Energy:
Senior Unsecured	A-	A2	NR
Commercial Paper	A-2	P-1	NR
Outlook	Stable	Stable	NR

NR = Not Rated